UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2017

LeMaitre Vascular, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33092	04-2825458
(Commission File Number)	(IRS Employer Identification No.)

63 Second Avenue
Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

(781) 221-2266

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 7, 2017, Peter R. Gebauer, who serves as President, International, of LeMaitre Vascular, Inc. (the “Company”) and Managing Director of LeMaitre Vascular GmbH, a wholly owned subsidiary of the Company (“GMBH”), submitted his resignation from the Company and all subsidiaries for which he serves as a director or officer, effective September 30, 2017. It is expected that Mr. Gebauer will continue in such positions until such date. In connection therewith, the Company and GMBH entered into certain agreements with Mr. Gebauer, which are described under Item 5.02(e) below.

(e) On June 7, 2017, GMBH entered into a Separation Agreement with Mr. Gebauer (the “Separation Agreement”) pursuant to which he has resigned from GMBH, the Company and all subsidiaries for which he serves as a director or officer, effective September 30, 2017. Under the terms of the Separation Agreement, Mr. Gebauer is expected to continue to serve as President, International, of the Company and Managing Director of GMBH as well as in various director and officer roles with other Company subsidiaries until September 30, 2017.

On June 7, 2017, the Company entered into a Transition and Employment Agreement with Mr. Gebauer (the “Transition Agreement”) pursuant to which the Company has agreed to reimburse Mr. Gebauer for his expenses in relocating to the United States in an amount up to $74,800, to make a tax equalization payment to Mr. Gebauer for certain 2017 compensation and to employ Mr. Gebauer on a part-time basis until August 15, 2018 as International Operations Specialist for a salary of $10,000 per year. The Company’s obligations under the Transition Agreement are subject to the fulfillment of certain conditions by Mr. Gebauer, including his continued employment by the Company and GMBH through September 30, 2017.

The foregoing description of the Separation Agreement and the Transition Agreement is not complete and is qualified in its entirety by reference to the full texts of such documents, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

The disclosure regarding compensation of George W. LeMaitre set forth in Item 8.01 below is incorporated by reference into this Item 5.02 to the extent required.

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) On June 5, 2017, the Company held its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). A total of 18,702,388 shares of the Company’s common stock were entitled to vote as of April 7, 2017, the record date for the Annual Meeting, of which 17,206,665 shares were present in person or represented by proxy at the Annual Meeting.

(b) Matters voted upon by the stockholders at the Annual Meeting were: (i) the election of two Class II directors nominated by the Board of Directors for three-year terms and (ii) the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017.

Set forth below is information concerning each matter submitted to a vote at the Annual Meeting.

Proposal No. 1 – Election of Directors

By a majority of votes cast, the stockholders elected the following two nominees as Class II directors for a term of three years expiring upon the 2020 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. John A. Roush received a vote of 14,548,849 shares for, 613,786 shares withheld and 2,044,030 broker non-votes. Michael H. Thomas received a vote of 13,426,417 shares for, 1,736,218 shares withheld and 2,044,030 broker non-votes.

Proposal No. 2 – Ratification of the Selection of Independent Registered Public Accounting Firm

By a majority of votes cast, the stockholders ratified the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 with a vote of 17,180,370 shares for and 17,500 shares against, with 8,795 shares abstaining.

Item 8.01. Other Events.

The Compensation Committee of the Company accepted the offer of George W. LeMaitre, Chairman and Chief Executive Officer, to forego his salary for the remainder of 2017 (except as to the amount legally required under relevant Department of Labor regulations (currently $455 per week)), and to relinquish his bonus opportunity for 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEMAITRE VASCULAR, INC.

Dated: June 9, 2017	By	/s/ Joseph P. Pellegrino, Jr.
Name: Joseph P. Pellegrino, Jr.
Title: Chief Financial Officer and Secretary